Master Investment Portfolio (the “Registrant”):  LifePath® Retirement Master Portfolio, LifePath 2020 Master Portfolio®, LifePath® 2025 Master Portfolio, LifePath 2030 Master Portfolio®, LifePath® 2035 Master Portfolio, LifePath 2040 Master Portfolio®, LifePath® 2045 Master Portfolio, LifePath® 2050 Master Portfolio and LifePath® 2055 Master Portfolio (each, a “LifePath Master Portfolio” and collectively, the “LifePath Master Portfolios”)

77D(g)

Policies with respect to security investments

Attached please find as an exhibit to Sub-Item 77D(g) of Form N-SAR, a copy of the proposal to amend each LifePath Master Portfolio’s investment objective, approved by the Registrant’s Board of Trustees on September 19, 2013.  The changes took effect as of July 1, 2014.

ACTIVE 205506599v.1

Exhibit 77D(g)

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ACTIVE 205506599v.1